EXHIBIT 10.25

SECOND AMENDMENT TO THE
ZIONS BANCORPORATION, N.A. PENSION PLAN
(December 31, 2013 Edition)

This Second Amendment to the Zions Bancorporation, N.A. Pension Plan is made and entered into this __31st day of December, 2018, by the Zions Bancorporation, N.A. Benefits Committee (“Committee”) on behalf of Zions Bancorporation, N.A., (“Employer”).

WHEREAS, the Employer has previously established and continues to maintain a pension plan for certain employees of the Employer and certain of its affiliates called the Zions Bancorporation, N.A. Pension Plan (“Plan”); and

WHEREAS, the Employer has most recently amended and restated the Plan effective as of January 1, 2009, and incorporated therein all subsequent amendments adopted through December 31, 2013, as the December 31, 2013 Edition of the Plan; and

WHEREAS, pursuant to Section 13.1(a) of the Plan the Employer has reserved the right to amend the Plan in whole or in part, which authority for purposes of this amendment has been delegated to the Committee; and

WHEREAS, the Committee has most recently adopted an unnumbered amendment to the Plan (a fourth amendment to the December 31, 2013 Edition), which provides for the termination of the Plan; and

WHEREAS, the Committee has now determined that it is in best interests of the Plan participants and good Plan administration to adopt further amendments to the Plan to allow eligible participants to elect additional distribution options as a result of the Plan termination, to facilitate rollovers and otherwise assist Plan participants in obtaining distributions that suit their individual circumstances;

NOW THEREFORE, the Committee, for and on behalf of the Employer, and in exercise of the authority granted to it, hereby adopts the following amendments to the Plan.

1.	A new Section 5.18 is added to the Plan to read as follows:

5.18
Temporary Plan Termination Election Window Permitting Immediate Distribution of Accrued Benefits in connection with Termination of the Plan. An Eligible Participant who satisfies the requirements of this Section and who so elects during the Plan Termination Election Window, shall be entitled and may elect to receive an Immediate Distribution of the Eligible Participant’s Accrued Benefit according to the provisions of this Section.

(a)
If an Eligible Participant properly elects an Immediate Distribution under this Section 5.18, the benefit payment shall be made in the form of an Immediate Lump Sum or an Immediate Annuity, as elected. Payment of the Immediate Distribution shall be made, or commence to be made, on the Plan Termination Distribution Date (or as soon thereafter as administratively feasible).

(b)
The amount of the Immediate Lump Sum, if elected, will be calculated using the Applicable Mortality Table and Applicable Interest Rate as defined in subsections (a) and (b) of Appendix II to the Plan, respectively. The amount so determined will be adjusted, as appropriate, for early commencement by using the applicable interest rate and applicable mortality table required by Code §417(e)(3) in effect for the Plan Year that contains the Plan Termination Distribution Date. The calculation shall be determined as of the Plan Termination Distribution Date, and the benefit shall be paid or distributed within thirty days thereafter, or if later, as soon as administratively feasible. The determination of the amount of the Immediate Lump Sum shall not take into account any early retirement subsidy otherwise payable.

(c)
An Eligible Participant may, in lieu of the Immediate Lump Sum payment, elect to receive distribution in the form of an Immediate Annuity. The available options for payment of the Immediate Annuity are:

(i)
With respect to a Retirement Eligible Participant, any form of payment option the Retirement Eligible Participant may elect under the Plan, payable in accordance with the provisions in Section 5.1 (but without regard to any requirement of prior Termination of Employment), or payable in accordance with the provisions in Article VIII, if the Retirement Eligible Participant is deceased as of the Plan Termination Distribution Date.

(ii)
With respect to all other Eligible Participants, a single life annuity for the life of the Eligible Participant or, if the Eligible Participant is married on the Plan Termination Distribution Date, in the form of a joint and survivor annuity with either a 50% or 75% survivor benefit to the Eligible Participant’s surviving spouse. The amount of the Immediate Annuity benefit will be calculated using the Applicable Mortality Table and Applicable Interest Rate as defined in subsections (a) and (b) of Appendix II to the Plan, respectively. The amount so determined will be adjusted, as appropriate, for early commencement by using the applicable interest rate and applicable mortality table required by Code §417(e)(3) in effect for the Plan Year that contains the Plan Termination Distribution Date. The determination of the amount of the Immediate Annuity shall not take into account any early retirement subsidy otherwise payable.

(iii)
With respect to an individual who is an alternate payee under a QDRO that applies to the Accrued Benefits of an Eligible Participant, any annuity option described in (i) or (ii) above, subject to the terms of the QDRO, except that the alternate payee may not elect a joint and survivor annuity form of payment.

(d)
No other Immediate Distribution options shall be available to an Eligible Participant during the Plan Termination Election Window. An Eligible Participant who is married on the Plan Termination Distribution Date must obtain spousal consent to elect a form of benefit other than an available joint and survivor annuity in accordance with the Plan's normal rules.

(e)
An Eligible Participant shall not be required to elect an Immediate Distribution under this Section 5.18. However, if the Eligible Participant fails to elect an Immediate Distribution, then the Eligible Participant must elect during the Plan Termination Election Window to receive payment of his or her vested Accrued Benefit or death benefit, as applicable, in accordance with existing Plan provisions. If the Eligible Participant elects a form of benefit payment other than an Immediate Distribution and the form of benefit payment elected has a commencement date that is later than the Plan Termination Distribution Date, the Plan shall distribute a deferred annuity contract equal to the Eligible Participant’s Accrued Benefit to the Participant on the Plan Termination Distribution Date. In no event may an Eligible Participant elect to receive any form of benefit payment from the Plan (either as an Immediate Distribution under this Section 5.18 or as another form of benefit available to the Eligible Participant under the Plan) that would cause or allow for a distribution commencement date after the Plan Termination Distribution Date.

(f)	The election by an Eligible Participant of an Immediate Distribution shall comply with the spousal consent rules in Section 5.6 of the Plan, as applicable.

(g)
Coordination with Section 5.8 (“Payment of Small Benefits”). Where an Eligible Participant would be subject to both this Section 5.18 and Section 5.8 (i.e., where the Actuarial Equivalence of the Eligible Participant’s Accrued Benefit is less than $5,000 on the Plan Termination Distribution Date), the provisions in Section 5.8 shall control (but without regard to any requirement of prior Termination of Employment) and this Section 5.18 shall not apply. Payment of the Eligible Participant’s Accrued Benefit shall be made on the Plan Termination Distribution Date.

(h)	For purposes of this Section 5.18, the following terms shall have the following meanings.

(i)	“Eligible Participant” means a Participant who has not yet commenced receipt of his or her Accrued Benefit as of the Plan Termination Distribution Date.

(ii)	“Immediate Annuity” means an annuity described in Section 5.18(c), with an Annuity Starting Date that is the Plan Termination Distribution Date

(iii)	“Immediate Distribution” means an Immediate Lump Sum, an Immediate Annuity or both, as the context requires.

(iv)
“Immediate Lump Sum” means a single lump sum payment, elected by an Eligible Participant under this Section 5.18 and payable as of the Plan Termination Distribution Date in accordance with the provisions in Section 5.18(b). If the Participant's Cash Balance Account as of the Plan Termination Distribution Date is greater than the amount determined in the preceding sentence, the amount of the Cash Balance Account will be the Immediate Lump Sum.

(v)	“Plan Termination Distribution Date” means the date selected by the Committee for distribution of all remaining plan assets in connection with the Termination of Plan.

(vi)
“Plan Termination Election Window” means the period of time selected by the Committee during which an Eligible Participant may elect to receive payment as described within this Section 5.18. No Participant may elect a single sum payment or early commencement of payment or any distribution not otherwise authorized under the terms of the Plan after the close of the Plan Termination Election Window.

(vii)	“QDRO” means Qualified Domestic Relations Order, as defined in Section 1.39 and further described in Section 5.14.

(viii)
“Retirement Eligible Participant” means an Eligible Participant who as of the Plan Termination Distribution Date may commence receiving Monthly Retirement Income as described in Section 5.1 (but without regard to any requirement of prior Termination of Employment).

(ix)	“Termination of Plan” means the Plan has been terminated effective December 31, 2018, as described in Section 4.9 and Section 10.1.

2.	Section 7.1 is amended to include a new paragraph at the end thereof to read as follows:

(x)
After the Termination of Plan effective date of December 31, 2018, Determination of Disability means a Participant has a “total and permanent disability” only if the Participant is entitled to disability retirement income payments under Title II of the Federal Social Security Act, or as otherwise provided in any deferred annuity contract issued to the Participant.

3.	The second paragraph of Section 10.2(b) is amended to read as follows:
If any assets of the Plan remain after all liabilities of the Plan to Participants and their Beneficiaries have been satisfied or provided for, any residual assets will be paid to the Company, provided such payment does not contravene any provision of law. When determining the recipient with respect to the payment of residual assets as contemplated under this Section, the term “Company” shall mean only Zions Bancorporation, N.A.

4.	Section 10.2(c) is amended to read as follows:

(c)
Upon termination of the Plan, benefits of missing Participants shall be treated in accordance with ERISA Section 4050. For this purpose any Participant who has not elected a benefit distribution from the Plan (that is, who has failed to return the necessary documentation electing one of the benefit options mandated under Section 5.18(e)) by the Plan Termination Distribution Date (as defined in Section 5.18(h)(v)) shall be deemed a missing Participant.

5.	This Second Amendment shall be effective as of December 31, 2018, except as may be otherwise provided herein. In all other respects the Plan is ratified and confirmed.

IN WITNESS WHEREOF, the Committee has caused this Second Amendment to be executed by its duly authorized representative this _31st__ day of December, 2018.
ZIONS BANCORPORATION BENEFITS COMMITTEE

By: ____/s/ Paul Burdiss ________________________
Committee Chair

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